Exhibit 99.1

 Ultralife Batteries, Inc. Awarded $12 Million Army Battery Contract

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 2, 2004--Ultralife Batteries, Inc. (Nasdaq:ULBI) has been awarded a production contract for its BA-5390/U battery valued at approximately $12 million, by the U.S. Army Communications Electronics Command (CECOM). Battery shipments are expected to begin in the second quarter and be completed during the third quarter of this year.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This order builds on the steady stream of BA-5390 battery contract awards that we received throughout 2003, and reinforces our ability to maintain volume production with a high level of manufacturing efficiency. It also reflects the continuing demand from the Army for the superior performance and cost effectiveness of our battery system."
    This contract announcement is not related to the Next Gen II Phase IV, 5-year battery procurement for this and other rectangular military batteries, the solicitation for which was recently released by CECOM. Ultralife will participate in this procurement through the competitive bidding process, which is expected to begin in the first quarter of this year.
    The BA-5390/U is a lithium/manganese dioxide primary (non-rechargeable) battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590/U battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390/U is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the Army.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's Web site, www.ultralifebatteries.com.

    Note to Editors: Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             rfishback@ulbi.com
                 or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jks@lhai.com
                 or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com